Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus, to be filed on or about March 9, 2005, for the registration of $1.6 billion in notes and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of WellPoint, Inc., name changed from Anthem, Inc. effective November 30, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Indianapolis, Indiana

March 4, 2005